Exhibit 99.1
For Immediate Release
Local.com Announces that CEO Plans to Exercise Expiring Options
IRVINE, Calif., Sept. 9, 2011 —Local.com Corporation (NASDAQ: LOCM), a leading online local media company, today announced that its chairman and chief executive officer, Heath Clarke, intends to exercise certain expiring stock options by the end of the year pursuant to an existing trading plan.
Clarke previously entered into the trading plan, adopted in compliance with Securities Exchange Commission Rule 10b5-1, which will allow for the exercise of various stock options held by Clarke, and the subsequent sale of the underlying securities.
Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can effect pre-arranged transactions in the company’s stock without violation of laws that restrict trading securities while in possession of material non-public information.
About Local.com®
Local.com Corporation (NASDAQ:LOCM), a leading online local media company, enables brick-and-mortar businesses to connect with online customers using a variety of digital marketing products. The company reaches more than 20 million consumers each month on the flagship Local.com website, approximately 1,500 regional media sites and more than 100,000 geo-category websites. The company distributes daily deals to hundreds of thousands of email subscribers in 14 markets via Spreebird, rich media ads via Rovion.com, and real-time product inventory information from more than 60,000 retailers nationwide via Krillion.com. To advertise, or for more information, visit: http://www.local.com/.
Forward Looking Statements
This release contains forward-looking statements and information relating to Local.com Corporation that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in Local.com Corporation’s most recent Annual Report on Form 10-K/A, subsequent Quarterly Reports on Form 10-Q and Form 10-Q/A, recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings.
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Investor Relations Contact:
Brinlea C. Johnson
The Blueshirt Group
212-331-8424
brinlea@blueshirtgroup.com
Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com